Exhibit 99.2

Certification Pursuant to 31 C.F.R. § 30.15

I, Elizabeth S. Acton, certify, based on my knowledge, that:

(i)	The Governance, Compensation and Nominating Committee (the compensation committee) of Comerica Incorporated discussed, reviewed, and evaluated with senior risk officers (on January 26, 2010) at least every six months during any part of the most recently completed fiscal year that was a TARP period (January 1, 2010 to March 17, 2010; the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Comerica Incorporated;

(ii)	The compensation committee of Comerica Incorporated identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Comerica Incorporated, and during the applicable period identified any features of the employee compensation plans that pose risks to Comerica Incorporated and limited those features to ensure that Comerica Incorporated is not unnecessarily exposed to risks;

(iii)	The compensation committee reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Comerica Incorporated to enhance the compensation of an employee, and limited any such features;

(iv)	The compensation committee of Comerica Incorporated will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Comerica Incorporated will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Comerica Incorporated; (B) Employee compensation plans that unnecessarily expose Comerica Incorporated to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Comerica Incorporated to enhance the compensation of an employee;

(vi)	Comerica Incorporated required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Comerica Incorporated prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable period;

(viii)	Comerica Incorporated limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix)	Comerica Incorporated and its employees complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	Comerica Incorporated will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations related to executive compensation;

(xi)	Comerica Incorporated will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Comerica Incorporated will disclose whether Comerica Incorporated, the board of directors of Comerica Incorporated, or the compensation committee of Comerica Incorporated has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Comerica Incorporated prohibited the payment of any gross ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv)	Comerica Incorporated substantially complied with all other requirements related to employee compensation that were provided in the agreement between Comerica Incorporated and Treasury, including any amendments;

(xv)	Comerica Incorporated repaid its TARP obligation on March 17, 2010, and, thus, is not required to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: February 28, 2011	/s/ Elizabeth S. Acton
Elizabeth S. Acton
Executive Vice President and
Chief Financial Officer